DCAP Group, Inc. Reports 436% Increase in Operating
                               Earnings over 2002
                   Second Quarter Operating Income of $329,578

Hewlett, NY--August 7, 2003 - DCAP Group, Inc. (OTC BB: DCAP.OB), the largest chain of storefront insurance agencies in the Northeast, today reported its results for the second quarter of fiscal 2003.

Company highlights for the second quarter include:

     o    Second quarter revenue of $1,904,042 versus $592,141 one year ago,
     o Operating income for the second quarter of $329,578 versus $61,441 one year ago,
     o Insurance segment profit for the six months ended June 30, 2003 at $626,487 versus a loss of $41,120 for the six-month period ended June 30, 2002,
     o Premium Finance segment profit of $525,266 for the six months ended June 30, 2003 versus $304,984 for the six-month period ended June 30, 2002.

The Company reported second quarter 2003 net income of $307,898 or $.02 per diluted share compared to second quarter 2002 earnings of $58,969 or $.01 per diluted share. (The results from 2002 include income from discontinued operations of $12,669).

"We are pleased to report an increase to our  earnings of over 400%," said Barry
B. Goldstein, Chairman and Chief Executive Officer. "Our strategic acquisitions of the Barry Scott Agencies and Atlantic Insurance Agency have increased our geographic distribution and allowed us to grow our revenue base."

On July 14, 2003 DCAP ceased doing premium finance business with Flatiron Credit Company, Inc. Now utilizing the $18 million credit line supplied by Manufacturers and Traders Trust Company along with the proceeds of a $3.5 million private placement of subordinated debt, Payments Inc., the Company's wholly owned premium finance subsidiary, now acts as a true principal in the premium finance business.

"Prior to July 14, 2003 we received a fee, and recorded our revenue during the month in which a loan was originated. Essentially, we were a loan broker to Flatiron. The fee received was approximately 1.4% of the loan amount. We recorded no other revenue from those loans, took no risk on such loans, and we were not responsible for the servicing of the portfolio," Goldstein stated.

"Going forward we will record these loans on our balance sheet, will recognize interest income over the period of time the loan is outstanding, and will now receive the loan fees and late charges. We will also recognize financing and servicing expenses, where in the past we had none. Since the Flatiron payment we received was greater than the first few months' interest due on the loan less operating expenses, we will experience a decline in premium finance income during the third and fourth quarters of 2003. However, at

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current  origination  levels,  our overall premium finance revenue going forward will be higher, and this will manifest itself through a growing balance sheet as our loan portfolio builds to what we anticipate to be $23-25 million by year-end 2003," Goldstein stated.

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About DCAP Group:

DCAP Group, Inc. is the largest chain of independent storefront insurance agencies in the Northeast. DCAP is focused on building the business into a community-based, vertically integrated one-stop financial services center. The Company offers several services to its retail customers at the most competitive rates with a complete portfolio of insurance and related products and services, including premium financing. DCAP currently provides car, motorcycle, homeowner, business and life insurance products from a number of major carriers. The Company also offers tax return preparation services. The Company's storefront agencies are located throughout the New York City metropolitan area and upstate New York as well as in New Jersey and Pennsylvania. More information is available at the Company's website at www.dcapgroup.com.

Forward Looking Statements: Statements in this press release, other than purely historical information, including those contained in the comments above by Barry
B.  Goldstein  and  the  comments  regarding  the  Company's  future  plans  and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to all of the risks and uncertainties incident to the Company's business that are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-KSB.


Barry B. Goldstein
Chairman and CEO
DCAP Group, Inc.
1158 Broadway
Hewlett, NY  11557
(516) 374-7600
(516) 295-7216 (Fax)